Exhibit 10.2

Dated April _27_ 2021

Far West Entertainment HK Limited

and

Robert John Graham

and

Loop Media, Inc.

Share purchase agreement

TABLE OF CONTENTS

Contents	Page

1.	Interpretation	2

2.	Agreement to Sell the Sale Shares	5

3.	Consideration	6

4.	Closing	6

5.	Warranties	7

6.	Confidentiality	19

7.	Other Provisions	20

Schedule 1 Closing Obligations (Clause 4)	26

Appendix A Form of Supplemental Agreement	27

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This Agreement is made on April _27_, 2021 among:

(1)	Far West Entertainment HK Limited, (Company Registration No. 1443043), a company incorporated in Hong Kong whose registered office is at Unit 511, 5/F, APEC Plaza, 49 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong, (“FWE”);

(2)	Robert John Graham, (Passport No. [ ]) an Australian Citizen [Address] (“RJG” and together with FWE, the “Sellers”); and

(3)	Loop Media, Inc., a company incorporated in Nevada whose registered office is at 700 N. Central Avenue, Suite 430, Glendale, California 91203 (the “Purchaser”),

(together, the “Parties” and each, a “Party”).

Whereas:

(A)	The Sellers have agreed to sell the Sale Shares (as defined below) and to assume the obligations imposed on the Sellers under this Agreement; and

(B)	The Purchaser has agreed to purchase the Sale Shares and to assume the obligations imposed on the Purchaser under this Agreement.

It is agreed as follows:

1.	Interpretation

In this Agreement, unless the context otherwise requires, the provisions in this Clause 1 apply:

1.1	Definitions

“Business Day” means a day which is not a Saturday, a Sunday or a bank public holiday in Singapore and Los Angeles County, California, the United States of America;

“Closing” means the completion of the sale of the Sale Shares pursuant to Clauses 4.1 and 4.2 of this Agreement;

“Closing Date” means April 2, 2021, or such other date as may be agreed between the Parties in writing;

“Common Stock” has the meaning given to it in Clause 3.1.2;

“Company” means EON Media Group Pte. Ltd.;

“Consideration Common Stock” has the meaning given to it in Clause 3.1.2;

“Constitution” means the articles of association for the time being of the Company;

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“Encumbrance” means any claim, encumbrance, charge, mortgage, lien, option, equity, power of sale, hypothecation, retention of title, right of pre-emption, right of first refusal or other third party right or security interest of any kind or an agreement, arrangement or obligation to create any of the foregoing, including but not limited to interests arising from options, pledges, mortgages, indentures, security agreements, rights of first refusal or rights of pre-emption, irrespective of whether such lien arises under any agreement, covenant, other instrument, the mere operation of statutory or other laws or by means of a judgment, order or decree of any court, judicial or administrative authority, and shall also mean any approval or consent required from a third party to the exercise or full vesting of a right or title

“Ordinary Shares” means the ordinary shares in the capital of the Company;

“OTC Markets” means the American financial market, operated by OTC Markets Group Inc., providing price and liquidity information for over-the-counter securities;

“Purchaser’s Group” means the Purchaser and its affiliates from time to time;

“Sale Shares” means 7,300 Ordinary Shares of the Company consisting of 3,650 Ordinary Shares held by RJG directly and 3,650 Ordinary Shares held by RJG indirectly through FWE; “SEC” means the U.S. Securities and Exchange Commission;

“Seller’s Group” means FWE, RJG and their respective affiliates from time to time;

“Shareholders’ Agreement” means the shareholders’ agreement dated 3 June 2015 made among RJG, FWE, the Seller and the Company, as amended, restated or otherwise modified, and as acceded to by the Purchaser pursuant to a deed of ratification and accession dated 1 December 2020;

“Shares” means the Ordinary Shares and Preference Shares;

“Stamp Duty Documents” means a working sheet computing the net asset value per Sale Share in the form prescribed by the Stamp Duty Branch of the Inland Revenue Authority of Singapore and signed by a director or the secretary of the Company;

“Supplemental Agreement” means the supplemental agreement to be entered into among RJG, FWE, the Purchaser and the Company in the form set out in Appendix A;

“Surviving Provisions” means Clauses 1, 6, 7.2 to 7.9 and 7.12 to 7.15;

“Taxation” or “Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Taxation or responsible for the administration and/or collection of Taxation or enforcement of any law in relation to Taxation;

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“Transaction Documents” means this Agreement and any other agreement or document to be entered into pursuant to or in connection with this Agreement;

“U.S.” means the United States of America;

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended from time to time; and

“United States Dollar(s)” and the sign “US$” means the lawful currency of the United States of America.

1.2	Modification etc. of Statutes

References to a statute or statutory provision include:

1.2.1	that statute or provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement;

1.2.2	any past statute or statutory provision (as from time to time modified, re-enacted or consolidated) which that statute or provision has directly or indirectly replaced; and

1.2.3	any subsidiary or subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement,

except to the extent that any statute, statutory provision or subsidiary or subordinate legislation made or enacted after the date of this Agreement would create or increase a liability of the Seller under this Agreement.

1.3	Singular, Plural, Gender

References to one gender include all genders and references to the singular include the plural and vice versa.

1.4	References to Persons and Companies

References to:

1.4.1	a person include any natural person, company, limited liability partnership, partnership, business trust or unincorporated association (whether or not having separate legal personality); and

1.4.2	a company shall include any company, corporation or any body corporate, wherever incorporated.

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1.5	Affiliates and Control

The expression “affiliate” means with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with, such persons. The word “control” (including its correlative meanings, “controlled by”, “controlling” and “under common control with”) shall mean, with respect to a corporation, the right to exercise, directly or indirectly, more than 50 per cent. of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

1.6	Clauses, Schedules etc.

References to this Agreement shall include any Recitals and Schedules to it and references to Clauses and Schedules are to Clauses of, and Schedules to, this Agreement. References to paragraphs and Parts are to paragraphs and parts of the Schedules.

1.7	Headings

Headings shall be ignored in interpreting this Agreement.

1.8	Information

References to books, records or other information mean books, records or other information in any form including paper, electronically stored data, magnetic media, film and microfilm.

1.9	Legal Terms

References to any Singapore or U.S. legal term (as the case may be) shall, in respect of any jurisdiction other than Singapore or U.S. (as the case may be), be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction.

1.10	Construction

Unless a contrary indication appears, a reference in this Agreement to “including” shall not be construed restrictively but shall mean “including without prejudice to the generality of the foregoing” and “including, but without limitation”.

2.	Agreement to Sell the Sale Shares

2.1	On and subject to the terms of this Agreement, the Sellers agree to sell, and the Purchaser agrees to purchase, the Sale Shares.

2.2	The Sale Shares shall be sold by the Sellers free from Encumbrances and together with all rights and advantages attaching to them as at Closing (including the right to receive all dividends or distributions declared, made or paid on or after Closing).

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3.	Consideration

3.1	Amount

The aggregate consideration payable by the Purchaser to the Sellers for the purchase of the Sale Shares under this Agreement shall be an amount equal to the sum of US$4,500,000, which shall be wholly satisfied by the delivery by the Purchaser to the Seller of such number of shares of common stock of the Purchaser, par value US$0.0001 per share, and any other class of securities into which such securities may hereafter be reclassified or changed (the “Common Stock”) traded on the OTC Markets under the symbol “LPTV”, as shall be determined in the manner set out hereinafter in this Clause 3.1.

The number of shares of Common Stock to be delivered by the Purchaser to the Seller pursuant to this Clause 3.1 (the “Consideration Common Stock”) shall be determined as follows:

X = A / B,

where:

“X” means the number of Consideration Common Stock, rounded up to the nearest whole number;

“A” means US$4,500,000; and

“B” means the price of each share of Common Stock based on the 10-day volume weighted average market price of the Common Stock traded on the OTC Markets under the symbol “LPTV” as of the date falling two (2) Business Days prior to Closing as determined in good faith by the Purchaser in consultation with the Seller.

4.	Closing

4.1	Date and Place

Subject to Clause 4.3.3, Closing shall take place on the Closing Date at the offices of the Company Secretary, Petra Consultants Pte Ltd, at 272A River Valley Road, Singapore 238315, or at such other location, time or date as may be agreed in writing between the Parties.

4.2	Closing Events

On Closing, the Sellers and the Purchaser shall comply with their respective obligations specified in Schedule 1.

4.3	Breach of Closing Obligations

If the Seller or the Purchaser fails to comply with any material obligation in Clause 4.2 and Schedule 1, the Purchaser, in the case of non-compliance by the Seller, or the Seller, in the case of non-compliance by the Purchaser, shall be entitled (in addition to and without prejudice to all other rights or remedies available, including the right to claim damages) by written notice to the other:

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4.3.1	to terminate this Agreement (other than the Surviving Provisions) without liability on its part;

4.3.2	to effect Closing so far as practicable having regard to the defaults which have occurred; or

4.3.3	to fix a new date for Closing (being not more than 20 Business Days after the date set for Closing) in which case the provisions of this Clause 4 shall apply to Closing as so deferred but provided such deferral may only occur once.

5.	Warranties

5.1	The Sellers’ Warranties

5.1.1	The Sellers hereby jointly and severally represent, warrant and undertake to and with the Purchaser that:

(i)	Incorporation

FWE is a limited liability company duly organized, validly existing and in good standing under the laws of Hong Kong and has all requisite limited liability company power and authority to carry on its business as now conducted and as currently proposed to be conducted. FWE is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties. RJG is a citizen of Australia and is of sound mind, has the legal capacity to enter into this Agreement, has entered into or will enter into this Agreement on his own will, and understands the nature of the obligations to be assumed by him under this Agreement.

(ii)	Authority to Enter into This Agreement etc.

All limited liability company action on the part of the FWE, each of their respective officers, directors and members necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the FWE and RJG hereunder, and the sale and delivery of the Sale Shares being sold hereunder has been taken or will be taken prior to Closing, and each of the FWE and RJG has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Document to which it is a party, which when executed will constitute valid and binding obligations on the FWE and RJG, in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

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(iii)	Governmental Consents: Conflicts: Violations.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Sellers is required in order to transfer the Sale Shares hereunder. Except as otherwise legally and effectively waived and having no further force or effect, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by FWE and RJG will (a) result in the violation or breach, (b) give rise to any material termination rights or material payment obligations under or (c) require FWE and RJG to obtain any consent, authorization or approval of any third party or governmental authority under any provision of (I) FWE’s articles, by-laws or any other organizational documents of such corporation, (II) agreements, contracts and instruments to which FWE and RJG is a party, or by which FWE or RJG or any of their respective assets is legally bound, along with any amendment, supplement and modification in respect thereto, or (III) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, and any policy, practice, protocol, standard or guideline of any governmental authority having the force of law relating or applicable to the transactions contemplated by this Agreement, in respect of which FWE or RJG must comply.

(iv)	No Breach

Except as otherwise legally and effectively waived and having no further force or effect, the execution and delivery of, and the performance by FWE and RJG of their obligations under, this Agreement and any other Transaction Document to which either of them is a party and the consummation of the transactions contemplated hereby and thereby will not result in, nor will such consummation constitute, with or without the passage of time and giving of notice, an event that results in:

(a)	any violation, default, conflict, or breach of any provision of the Certificate of Formation or equivalent constitutional document of FWE; or

(b)	a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which FWE or RJG is a party or by which the Seller, Holdings or any of their assets is bound.

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(v)	Ownership of Sale Shares

(a)	The Sellers are the sole record and beneficial owner of, and have good and valid title to, the Sale Shares;

(b)	the Sellers have the full and unrestricted right, power and authority to validly sell, assign, transfer, convey and deliver and will on Closing be legally and beneficially entitled to transfer the Sale Shares to the Purchaser under this Agreement;

(c)	such Sale Shares are and will on Closing be free and clear from any Encumbrances whatsoever;

(d)	except for the Sale Shares and any rights set forth in the Shareholders’ Agreement and the Constitution, neither FWE nor RJG nor any of their respective affiliates are holders of shares of the Company or holders of any securities of the Company or any of its subsidiaries which would entitle the holder thereof to acquire at any time securities of the Company, including, without limitation, any debt, preferred shares, right, option, warrant or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, securities of the Company; and

(e)	such Sale Shares have been properly and validly issued and allotted and are each fully paid or credited as fully paid.

(vi)	Company Specific Items

(a)	The Company and each of its Subsidiaries is (a) a duly organized and validly existing entity in good standing (to the extent such concepts are recognized in the applicable jurisdiction) under the law of its jurisdiction of incorporation, (b) with all corporate power and authority to own its properties and conduct its business as currently conducted and is duly licensed, qualified and in good standing as a foreign corporation authorized to do business in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except (i) in the case of (a), with respect to the Subsidiaries, where the failure to be so duly organized or validly existing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company, and (ii) in the case of (b), where the failure to have such corporate power or authority, or to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company; Neither the Company nor any of its Subsidiaries owns, directly or indirectly, any interest in any person, other than interest in the Company’s Subsidiaries and immaterial interests;

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(b)	As of the close of business on the date hereof, 10,000 Shares and 2,167 shares of preferred stock, par value S$0.001 per share (the “Preferred Stock”) were issued and outstanding; other than the Shares and Preferred Shares disclosed above, the Company has not issued any shares, has not granted any options, restricted stock, warrants or rights or entered into any other agreements or commitments that might require it to issue any Shares, or granted any other awards in respect of any shares and has not split, combined or reclassified any of its shares of capital stock. All of the Shares outstanding have been duly authorized and validly issued and are fully paid and nonassessable;

(c)	Sellers are not a party to any, and there are no pending or, to either Sellers’ knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against either of the Sellers relating in any way to the Company, or seeking to enjoin, restrain or challenging the validity, enforceability or propriety of this Agreement or the transactions contemplated by this Agreement. There are no employee disputes or labor relations problems with respect to any employees of the Company and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon the Sellers or the assets or liabilities of the Sellers, including the Sale Shares;

(d)	No employee of the Company is bound by any agreement that purports to limit his or her ability to engage in or continue or perform any conduct, activity, duties or practice relating to the business conducted by the Company; the Sellers have operated the Company in compliance in all material respects with all applicable laws and regulations relating to the employment of labor, and has made all withholdings and other payments with respect to such employment and employment taxes and charges; and there is no collective bargaining agreement to which the Company is a party and no collective bargaining agreement is currently being negotiated or proposed; as of the Closing Date all wages, salaries, bonuses, vacation pay, holiday pay, short or long-term disability, reimbursement of expenses, tuition reimbursement, commissions, compensation for absences due to jury duty and funeral leave, vacation and other paid time off, sick pay, extended sick leave, insurance benefits or other employee benefits or reimbursements with regard to any employee of the Branch, to the extent same is owed and with the exception of any amounts disputed in good faith by the Sellers (which shall be the responsibility of Sellers), if applicable, will have been paid, or will be paid, by the Company in accordance with the Company’s practices and procedures;

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(e)	The financial statements (including the related notes) of the Company and provided to the Purchaser complied (including the accounts for the years ended December 31, 2019 and 2020), at the time of the respective statements, as to form in all material respects with the applicable accounting requirements, were prepared in accordance with generally accepted accounting principles in effect from time to time in Singapore (“GAAP”) (except, in the case of unaudited monthly financial statements or information provided to Purchaser) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited financial statements or financial information, to normal year-end adjustments, the absence of complete footnotes and to any other adjustments described therein, including any notes thereto).and the books of account and other records of the Company for the fiscal years 2020 and 2019, all of which have been made available to Purchaser, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with customary business practices and generally accepted accounting practices consistently applied;

(f)	Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether accrued, absolute, fixed, contingent or otherwise, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, other than (i) such liabilities (A) disclosed, reflected or reserved against in the financial statements of the Company included in the balance sheet of the Company for the year ended December 31, 2020 or (B) incurred in the ordinary course of business consistent with past practice since December 31, 2020, which, in the case of clause (B) only, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, (ii) such liabilities arising or resulting from an existing contract, or a contract entered into in compliance with this Agreement, except to the extent that such liabilities arose or resulted from a breach or a default of such contract or (iii) such liabilities which have been discharged or paid in full in the ordinary course of business as of the date of this Agreement;

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(g)	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company: (i) each material contract entered into by the Company is valid and binding on the Company or the Subsidiary of the Company that is a party thereto and, to the knowledge of the Company, FWE or RJG, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally, and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defences and to the discretion of the court before which any proceeding therefor may be brought and except to the extent that they have previously expired in accordance with their terms or they have been terminated by the Company in the ordinary course of business; (ii) the Company, its Subsidiaries and, to the knowledge of the Company, FWE or RJG, each other party thereto, have performed and complied with all obligations required to be performed or complied with by them under each material contract; and (iii) there is no default under any material contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, FWE or RJG, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or any of its Subsidiaries or, to the knowledge of the Company, FWE or RJG, by any other party thereto;

(h)	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has, directly or indirectly, taken any action that would cause the Company or any Company Subsidiary to be in violation of the United States Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or any other anticorruption or anti-bribery Laws applicable to the Company or any Company Subsidiary (collectively with the FCPA, the “Anticorruption Laws”); Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees, or other persons acting on their behalf) has taken any act in furtherance of an offer, payment, promise to pay, authorization, or ratification of the payment, directly or indirectly, of any gift, money or anything of value to a Government Official (as defined below) to secure any improper advantage (e.g., to obtain a Tax rate lower than allowed by Law) or to obtain or retain business for any Person in violation of applicable Law; As of the date of this Agreement, to the knowledge of the Company, FWE or RJG, (i) there is no investigation of or request for information from the Company or any Subsidiary by any Governmental Entity regarding the Anticorruption Laws, and (ii) there is no other allegation, investigation or inquiry by any Governmental Entity regarding the Company or any Subsidiary’s actual or possible violation of the Anticorruption Laws; For purposes of this Agreement, “Government Official” means any (i) officer or employee of a Governmental Entity or instrumentality thereof (including any state-owned or controlled enterprise) or of a public international organization, (ii) political party or official thereof or any candidate for any political office or (iii) any person acting for or on behalf of any such Governmental Entity or instrumentality thereof;

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(i)	Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on the business or activities of the Company; The Company and each of its Subsidiaries have timely filed all tax returns, estimates, information statements and reports relating to any and all taxes of the Company or any of its Subsidiaries or their respective operations (the “Returns”) required to be filed by applicable law by the Company and each of its Subsidiaries as of the date hereof. All such Returns are true, correct and complete, and the Company and each of its Subsidiaries have timely paid all taxes attributable to the Company or any of its Subsidiaries that were due and payable by them without regard to whether such taxes have been assessed, except in each case with respect to matters contested in good faith or for which adequate reserves have been established; As of the date of this Agreement, there is no written claim or assessment pending or, to the knowledge of the Company, FWE or RJG, threatened in writing against the Company or any of its Subsidiaries for any alleged deficiency in taxes of the Company or any of its Subsidiaries, and there is no audit or investigation with respect to any liability of the Company or any of its Subsidiaries for taxes; Neither the Company nor any of its Subsidiaries has granted any extension of the period of limitations for the assessment or collection of any tax of the Company or any of its Subsidiaries for any taxable period that remains open to assessment; The Company and each of its Subsidiaries have withheld from their employees (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws (including, without limitation, income, social security, and employment tax withholding for all types of compensation); The Company and each of its Subsidiaries have withheld (and timely paid to the appropriate Governmental Entity) proper and accurate amounts for all periods through the date hereof in compliance with all tax withholding provisions of applicable federal, state, local and foreign laws other than provisions of employee withholding; There is no contract or agreement in effect under which the Company or any of its Subsidiaries has, or may at any time in the future have, an obligation to contribute to the payment of any portion of a tax of any Person (other than the Company or any of its Subsidiaries); Neither the Company nor any of its Subsidiaries owes any amount under a Tax sharing, indemnification or allocation agreement; For purposes of this Agreement, “tax” or, collectively, “taxes” shall mean any and all Singapore, Australian and other relevant jurisdictions’ taxes, assessments and other governmental charges, duties (including stamp duty), impositions and liabilities, including capital gains tax, taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, escheat, excise and property taxes as well as public imposts, fees and social security charges (including health, unemployment, workers’ compensation and pension insurance), together with all interest, penalties, and additions imposed by a Governmental Entity with respect to such amounts; and

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(j)	There is no complaint, claim, action, suit, litigation, proceeding or governmental or administrative investigation (each, an “Action”) pending or, to the knowledge of the Company, FWE or RJG, threatened against or relating to the Company or any of its Subsidiaries (and neither the Company nor any of its Subsidiaries has received notice of any Action), except for those Actions which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company. Neither the Company nor any of its Subsidiaries is subject to any outstanding Order, except for those Orders which, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on the Company;

(vii)	Purchase Entirely for Own Account

This Agreement is made with the Sellers in reliance upon the Sellers’ representation to the Purchaser, which by the Sellers’ execution of this Agreement the Sellers hereby confirm, that the shares of Consideration Common Stock to be received by the Sellers will be acquired for investment for the respective Sellers’ own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Sellers have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Sellers further represent that the Sellers do not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Consideration Common Stock.

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(viii)	Disclosure of Information

The Sellers believe that they have received all the information they considers necessary or appropriate for deciding whether to acquire the Consideration Common Stock. The Sellers further represent that they have had an opportunity to ask questions and receive answers from the Purchaser regarding the terms and conditions of the Purchaser and the business, properties, prospects and financial condition of the Purchaser. The foregoing, however, does not limit or modify the representations and warranties of the Purchaser in Clause 5.2 of this Agreement or the right of the Sellers to rely thereon.

(ix)	Investment Experience

The Sellers are investors in securities of companies in the development stage and acknowledge that they are able to fend for themselves, can bear the economic risk of their respective investment, and have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the investment in the Consideration Common Stock. The Sellers also represent that they have not been organized for the purpose of acquiring the Consideration Common Stock.

(x)	Accredited Purchaser

Each of the Sellers is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D of the U.S. Securities Act.

(xi)	Restricted Securities

The Sellers understand that the Consideration Common Stock will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Purchaser in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the U.S. Securities Act, only in certain limited circumstances. In this connection, the Sellers represents that they are familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the U.S. Securities Act.

5.1.2	No Other Representations or Warranties

The Purchaser acknowledges and agrees that, except as set forth in Clause 5.1.1, the Sellers make no express or implied representation or warranty whatsoever, including with respect to the Sale Shares or the transactions contemplated hereby.

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5.2	The Purchaser’s Warranties

5.2.1	The Purchaser hereby warrants and undertakes to and with each of FWE and RJG that:

(i)	Incorporation

The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite limited liability company power and authority to carry on its business as now conducted and as currently proposed to be conducted. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(ii)	Authority to Enter into This Agreement etc.

All limited liability company action on the part of the Purchaser, its officers, directors and members necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Purchaser hereunder, and the sale and delivery of the Consideration Common Stock being delivered hereunder has been taken or will be taken prior to Closing, and the Purchaser has the legal right and full power and authority to enter into and perform this Agreement and any other Transaction Document to which it is a party, which when executed will constitute valid and binding obligations on the Purchaser, in accordance with their respective terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally, and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(iii)	Governmental Consents: Conflicts: Violations.

No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Purchaser is required in order to purchase the Sale Shares hereunder. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated in this Agreement by the Purchaser will (a) result in the violation or breach, (b) give rise to any material termination rights or material payment obligations under or (c) require the Purchaser to obtain any consent, authorization or approval of any third party or governmental authority under any provision of (I) the Purchaser’s articles, by-laws or any other organizational documents of such corporations, (II) agreements, contracts and instruments to which the Purchaser is a party, or by which the Purchaser or any of its assets is legally bound, along with any amendment, supplement and modification in respect thereto, or (III) any foreign or domestic constitution, treaty, law, statute, regulation, code, ordinance, principle of common law or equity, rule, municipal by-law, order or other requirement (including a requirement arising at common law) having the force of law, and any policy, practice, protocol, standard or guideline of any governmental authority having the force of law relating or applicable to the transactions contemplated by this Agreement, in respect of which the Purchaser must comply.

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(iv)	No Breach

The execution and delivery of, and the performance by the Purchaser of its obligations under this Agreement and any other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby will not result in, nor will such consummation constitute, with or without the passage of time and giving of notice, an event that results in:

(a)	any violation, default, conflict, or a breach of any provision of the Articles of Incorporation or equivalent constitutional document of the Purchaser;

(b)	a breach of, or give any third party a right to terminate or modify, or result in the creation of any Encumbrance under, any agreement, licence or other instrument or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which the Purchaser is a party or by which the Purchaser or any of its assets is bound; or

(c)	a breach of the laws of any jurisdiction to which the Purchaser is subject in respect of the transactions contemplated under this Agreement or which may otherwise be applicable to the Purchaser in connection with the transactions contemplated by this Agreement.

(v)	Solvency and Financial Resources

(a)	The Purchaser is not insolvent and is able to pay its debts as and when they fall due; and

(b)	the Purchaser has sufficient financial resources to pay the Consideration Common Stock.

(vi)	Accredited Purchaser

The Purchaser is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D of the U.S. Securities Act.

(vii)	Restricted Securities

The Purchaser understands that the Sales Shares will be characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Seller in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the U.S. Securities Act, only in certain limited circumstances. In this connection, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the U.S. Securities Act.

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(viii)	Equity Issuance

The shares of Consideration Common Stock, when issued, sold, and delivered in accordance with the terms and for the consideration expressed in this Agreement, shall (a) have the rights and privileges set forth in the Purchaser’s publicly available organizational documents, (b) have been and remain duly authorized and validly issued, (c) not be issued in violation of any pre-emptive or other rights of any person, the organizational documents of the Purchaser or any agreement to which the Purchaser is a party or by which the Purchaser is bound, (d) not be subject to or otherwise require the consent or approval of any person not otherwise unconditionally secured or obtained, (e) be issued in compliance with all applicable laws and (f) be issued free and clear of all liens and freely transferable, other than the restrictions on transfer arising under applicable laws.

(ix)	Purchase Entirely for Own Account

This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Seller, which by the Purchaser’s execution of this Agreement the Purchaser hereby confirms, that the Sale Shares to be received by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Sale Shares.

(x)	Disclosure of Information

The Purchaser believes that it has received all the information it considers necessary or appropriate for deciding whether to purchase the Sale Shares. The Purchaser further represents that it has had an opportunity to ask questions and receive answers from the Seller and the Company regarding the terms and conditions of the Company and the business, properties, prospects and financial condition of the Company.

(xi)	Investment Experience

The Purchaser is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Sale Shares. The Purchaser also represents that it has not been organized for the purpose of acquiring the Sale Shares.

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5.3	Effect of Closing

The representations and warranties in Clauses 5.1 and 5.2, and all other provisions of this Agreement, to the extent that they have not been performed by Closing, shall not be extinguished or affected by Closing or by any other event or matter, except by a specific and duly authorised written waiver or release by the Purchaser, FWE and RJG (as the case may be).

6.	Confidentiality

6.1	Announcements

No announcement or circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any member of the Sellers’ Group or any member of the Purchaser’s Group without the prior written approval of each Party. This shall not affect any announcement or circular required by law or any regulatory body or the rules of any recognised stock exchange on which the shares of any Party are listed or of the SEC and the U.S. securities laws, but the Party with an obligation to make an announcement or issue a circular shall consult with the other Parties insofar as is reasonably practicable before complying with such an obligation.

6.2	Confidentiality

6.2.1	Subject to Clauses 6.1 and 6.2.2:

(i)	each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of entering into this Agreement (or any Transaction Document) which relates to:

(a)	the existence and the provisions of this Agreement and of any Transaction Document; or

(b)	the negotiations relating to this Agreement (and any such other Transaction Document);

(ii)	FWE and RJG shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Purchaser’s Group; and

(iii)	the Purchaser shall treat as strictly confidential and not disclose or use any information relating to the business, financial or other affairs (including future plans and targets) of the Sellers’ Group and the Company.

6.2.2	Clause 6.2.1 shall not prohibit disclosure or use of any information if and to the extent:

(i)	the disclosure or use is required by law, any regulatory body or any recognised stock exchange on which the shares of any member of the Sellers’ Group or the Purchaser’s Group are listed or of the SEC and the U.S. securities laws;

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(ii)	the disclosure or use is required to vest the full benefit of this Agreement in the Sellers, Holdings or the Purchaser;

(iii)	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any Transaction Document or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

(iv)	the disclosure is made to professional advisers on terms that such professional advisers undertake to comply with the provisions of Clause 6.2.1 in respect of such information as if they were a party to this Agreement;

(v)	the information is or becomes publicly available (other than by breach of this Agreement);

(vi)	the disclosure is made to the shareholders of the Company, other than the Sellers;

(vii)	the other Parties have given prior written approval to the disclosure or use; or

(viii)	the information is independently developed after Closing,

provided that prior to disclosure or use of any information pursuant to Clause 6.2.2(i), (ii) or (iii) except in the case of disclosure to a Tax Authority, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing those other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

7.	Other Provisions

7.1	Further Assurances

Each Party shall, and shall use its reasonable endeavours to procure and ensure that any necessary third party shall, from time to time execute such documents and perform such acts and things as any of the Parties may reasonably require to transfer the Sale Shares to the Purchaser, to deliver the Consideration Common Stock to the Sellers, and to give each Party the full benefit of this Agreement.

7.2	Whole Agreement

7.2.1	This Agreement contains the whole agreement between the Parties relating to the subject matter of this Agreement at the date of this Agreement to the exclusion of any terms implied by law which may be excluded by contract and supersedes any previous written or oral agreement between the Parties in relation to the matters dealt with in this Agreement.

7.2.2	The Purchaser acknowledges that it has not been induced to enter this Agreement by any representation, warranty or undertaking not expressly incorporated into it.

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7.2.3	So far as is permitted by law and except in the case of fraud, each Party agrees and acknowledges that its only right and remedy in relation to any representation, warranty or undertaking made or given in connection with this Agreement shall be for breach of the terms of this Agreement to the exclusion of all other rights and remedies (including those in tort or arising under statute).

7.2.4	In Clauses 7.2.1 to 7.2.3, “this Agreement” includes the Transaction Documents.

7.3	Reasonableness

Each Party confirms it has received independent legal advice relating to all the matters provided for in this Agreement, including the terms of Clause 7.2 (Whole Agreement) and agrees that the provisions of this Agreement (including all documents entered into pursuant to this Agreement) are fair and reasonable.

7.4	Assignment

Except as otherwise expressly provided in this Agreement, none of the Parties may without the prior written consent of the other Parties, assign this Agreement, except in connection with a sale of all or substantially all of its assets, change of control or merger. The Purchaser shall not be entitled to make any claim against the Seller and/or Holdings in respect of any losses which it does not suffer in its own capacity as beneficial owner of the Sale Shares.

7.5	Survival

The representations and warranties contained in this Agreement shall survive for 12 months following the Closing and neither party shall be liable for breaches of any of their respective representations and warranties contained in this Agreement in respect of any claim, unless a notice of the claim is given within 14 months following Closing.

7.6	Variation

No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each Party.

7.7	Time of the Essence

Time shall be of the essence of this Agreement both as regards any dates, times and periods mentioned and as regards any dates, times and periods which may be substituted for them in accordance with this Agreement or by agreement in writing between the Parties.

7.8	Method of Payment

Wherever in this Agreement provision is made for the payment by one Party to the other, such payment shall be effected by crediting for same day value the account specified by the payee to the payer reasonably in advance and in sufficient detail to enable payment by telegraphic or other electronic means to be effected on or before the due date for payment.

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7.9	Costs

Each Party shall bear all costs incurred by it in connection with the preparation, negotiation and entry into of this Agreement and any Transaction Document and the sale and purchase of the Sale Shares.

7.10	Stamp Duty, Fees and Taxes

The Purchaser shall bear the cost of all stamp duty, any notarial fees and all registration and transfer taxes and duties or their equivalents in all jurisdictions where such fees, taxes and duties are payable as a result of the transactions contemplated by this Agreement. The Purchaser shall be responsible for arranging the payment of such stamp duty and all other such fees, taxes and duties, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with the payment of such taxes and duties.

7.11	Withholdings and Deductions

All sums payable by a Party under this Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law the payer shall be obliged to pay to the payee such sum as will after such deduction or withholding has been made leave the payee with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7.12	Notices

7.12.1	Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be:

(i)	in writing; and

(ii)	delivered by hand, pre-paid registered post, e-mail or registered airmail in the case of international service or courier using an internationally recognised courier company.

7.12.2	A Notice to FWE and RJG shall be sent to the following address, or such other person or address as FWE and RJG may notify to the Purchaser from time to time:

Far West Entertainment

[    ]

Email: [    ]

Attention: Robert Graham

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Robert J. Graham

[    ]

Email: [    ]

Attention: Rob Graham

7.12.3	A Notice to the Purchaser shall be sent to the following address, or such other person or address as the Purchaser may notify to FWE and RJG from time to time:

Loop Media, Inc.

700 N Central Avenue

Suite 430 Glendale

CA 91203

Email: Jon@loop.tv

Attention: Jon Niermann, CEO

7.12.4	A Notice shall be effective upon receipt and shall be deemed to have been received:

(i)	two Business Days after posting, if delivered by pre-paid registered post;

(ii)	at the time of delivery, if delivered by hand or courier;

(iii)	five Business Days after posting, if delivered by airmail; or

(iv)	on the date and time of transmission of the e-mail by the sender or its service provider to the recipient, unless the sender or its service provider receives a non-delivery, “returned mail” reply message or any other error message indicating that the email was not successfully sent to the recipient’s mailbox or the mail server of the recipient’s service provider, if delivered by e-mail.

7.13	Invalidity

7.13.1	If any provision in this Agreement shall be held to be illegal, invalid or unenforceable, in whole or in part, the provision shall apply with whatever deletion or modification is necessary so that the provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties.

7.13.2	To the extent it is not possible to delete or modify the provision, in whole or in part, under Clause 7.13.1, then such provision or part of it shall, to the extent that it is illegal, invalid or unenforceable, be deemed not to form part of this Agreement and the legality, validity and enforceability of the remainder of this Agreement shall, subject to any deletion or modification made under Clause 7.13.1, not be affected.

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7.14	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. The Parties may enter into this Agreement by executing any such counterpart. Signatures may be exchanged by fax or e-mail, with original signatures to follow. Each Party agrees to be bound by its own fax or electronic signature and that it accepts the fax or electronic signature of the other Parties.

7.15	Governing Law and Arbitration

7.15.1	This Agreement shall be governed by and construed in accordance with California law.

7.15.2	Any dispute arising out of or in connection with this Agreement, including any question as to the validity, existence or termination of this Agreement and/or this Clause 7.15, shall be resolved by binding arbitration administered by JAMS and conducted under the then-current JAMS Streamlined Arbitration Rules for the time being in force, which rules are deemed to be incorporated by reference in this Clause 7.15. The arbitration shall be conducted in the city of Los Angeles, California (or by teleconference or videoconference as necessary). The arbitrator shall be appointed by agreement between the relevant Parties to the arbitration and failing agreement within seven days of a written notice for such appointment, JAMS. The arbitral award made and granted shall be final, conclusive and binding on the relevant Parties to the arbitration.

[SIGNATURE PAGES FOLLOW]

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In witness whereof this Agreement has been entered into on the date stated at the beginning.

THE SELLERS

FAR WEST ENTERTAINMENT HK LIMITED

By:	/s/ Robert J. Graham
Name: Robert J. Graham
Title:

ROBERT J. GRAHAM

By:	/s/ Robert J. Graham

THE PURCHASER

LOOP MEDIA INC.

By:	/s/ Jon Niermann
Name: Jon Nierman Its: CEO

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Schedule 1
Closing Obligations
(Clause 4)

1.	Sellers’ Obligations

Against compliance with the Purchaser’s obligations set out in paragraph 2 of this Schedule 1 and receipt by the Seller in full of the Cash Consideration and the delivery to the Sellers of the Consideration Common Stock, on Closing, the Sellers shall deliver or make available to the Purchaser the following:

1.1	transfers of the Sale Shares duly executed by the Sellers in favour of the Purchaser (“Share Transfers”) accompanied by the relative share certificates and the Stamp Duty Documents; provided that the cost of any stamp duty taxes or fees shall be borne by the Purchaser;

1.2	a copy of the board resolutions of the Company:

1.2.1	approving the Share Transfers subject only to their being duly stamped and directing the secretary of the Company to promptly lodge the Share Transfers with the Registrar of Companies; and

1.2.2	accepting the resignations referred to in paragraph 1.2 of this Schedule;

1.3	a copy of the Supplemental Agreement, duly executed by RJG, FWE, and the Company;

1.4	a copy of the Lock-up Agreement in the form previously provided to RJG and FWE by the Company.

2.	The Purchaser’s Obligations

On Closing, the Purchaser shall:

2.1	deliver or make available to the Sellers the following:

2.1.1	evidence that the Purchaser is authorised to execute and perform its obligations under this Agreement;

2.1.2	a copy of the notification to ClearTrust LLC, being the transfer agent of the Purchaser as at the date of this Agreement, informing ClearTrust LLC to register the Consideration Common Stock in the name of the Sellers in book entry form; and

2.1.3	a copy of the Supplemental Agreement, duly executed by the Purchaser.

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Appendix A
Form of Supplemental Agreement

Dated April ___________, 2021

Robert John Graham

and

Far West Entertainment HK Limited

and

Loop Media, Inc.

and

EON Media Group Pte. Ltd.

THIRD SUPPLEMENTAL AGREEMENT TO

SHAREHOLDERS’ AGREEMENT

1

This Third Supplemental Agreement is made on April ______, 2021 among:

(4)	Robert John Graham (Passport No. [ ]) an Australian Citizen of [ ] (“RJG”);

(5)	Far West Entertainment HK Limited (Company Registration No. 1443043), a company incorporated in Hong Kong whose registered office is at Unit 511, 5/F, APEC Plaza, 49 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong (“FWE” and together with RJG, the “Sellers”);

(6)	Loop Media, Inc., a company incorporated in Nevada whose registered office is at 700 N. Central Avenue, Suite 430, Glendale, California 91203 (“Loop”); and

(7)	EON Media Group Pte. Ltd. (Company Registration No. 201231058M), a company incorporated in Singapore whose registered office is at 88B Amoy Street, Singapore 069907 (the “Company”),

(collectively, the “Parties” and each, a “Party”).

1.            Whereas:

The Parties have entered into the Shareholders’ Agreement (as defined below);

RJG and FWE proposes to enter into the Share Purchase Agreement (as defined below) with Loop pursuant to which the Sellers shall sell, and Loop shall purchase, the Sale Shares (as defined below), completion of which shall take place on or about April [•] 2021; and

In connection with the foregoing, the Parties have agreed to enter into this Supplemental Agreement in order to, inter alia, amend the Shareholders’ Agreement, on the terms set out in this Supplemental Agreement.

2.            In consideration of the mutual promises and representations hereinafter set out and other good consideration the sufficiency of which is acknowledged by the Parties, the Parties agree as follows:

8.	Definitions and Interpretation

8.1	Unless expressly stated otherwise, the capitalised terms and expressions used or referred to herein shall have the same meanings as defined in the Shareholders’ Agreement.

8.2	Whenever the following terms appear in this Supplemental Agreement, they shall have the respective meanings specified below unless the context otherwise requires:

8.2.1	“30 November 2020 Supplemental Agreement” means the first supplemental agreement to the Shareholders’ Agreement dated 30 November 2020 entered into among RJG, FWE, Ithaca and the Company;

8.2.2	“April 2021 Supplemental Agreement” means the second supplemental agreement to the Shareholders’ Agreement dated the date hereof entered into among RJG, FWE, Ithaca and the Company

2

8.2.3	“ACRA” means the Accounting and Corporate Regulatory Authority of Singapore;

8.2.4	“Addendum” means the addendum to the Shareholders’ Agreement dated 29 January 2019 entered into among RJG, FWE, Ithaca and the Company;

8.2.5	“Business Day” means a day which is not a Saturday, a Sunday or a bank public holiday in Singapore and Los Angeles County, California, the United States of America;

8.2.6	“Closing” means the completion of both the sale of the Sale Shares by the Sellers to Loop in accordance with the terms of the Share Purchase Agreement and the Ithaca Closing taking place; provided that the Closing shall be deemed to occur immediately after the Ithaca Closing;

8.2.7            “Confirmation” means the confirming in writing to Loop that completion of the sale of the Sale Shares from the Sellers to Loop pursuant to the Share Purchase Agreement has taken place (and not earlier) (such confirmation by each of RJG and FWE, the “Confirmation”);

8.2.8	has the meaning given to it in Clause 2.1.3(ii) below;

8.2.9	“Effective Date” has the meaning given to it in Clause 3.1 below;

8.2.10	“Existing Shareholders” means RJG, FWE and Loop;

8.2.11            “Ithaca” means EMG Holdco LLC (Company Registration No. 5731372), a company incorporated in the State of Delaware whose registered office is at c/o Cogency Global Inc., 850 New Burton Road, Suite 201, City of Dover, County of Kent, Delaware 19904;

8.2.12            “Ithaca Closing” means the closing of the sale of 1,350 Ordinary Shares and 1,084 Preference Shares by Ithaca to Loop on the date hereof pursuant to that certain share purchase agreement between Loop and Ithaca;

8.2.13	“Share Purchase Agreement” means the share purchase agreement to be entered into among RJG, FWE and Loop, pursuant to which Loop shall purchase, and RJG and FWE shall sell, the Sale Shares, on the terms and subject to the conditions set out in the Share Purchase Agreement;

8.2.14	“Notice” has the meaning given to it in Clause 2.1.1 below;

8.2.15	“Ordinary Shares” means the ordinary shares in the capital of the Company;

8.2.16	“Preference Shares” means the preference shares in the capital of the Company;

8.2.17	“Remaining Party” means Loop;

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8.2.18            “Sale Shares” means the 3,650 Ordinary Shares, to be transferred by RJG to Loop and the 3,650 Ordinary Shares, to be transferred by FEW to Loop, in each case pursuant to the Share Purchase Agreement.

8.2.19	“Shareholders’ Agreement” means the shareholders’ agreement dated 3 June 2015 entered into among the Parties to regulate the affairs of the Company and the respective rights of the Existing Shareholders as shareholders of the Company, as amended and supplemented by the Addendum, the 30 November 2020 Supplemental Agreement, the April 2021 Supplemental Agreement, and any further written variations or supplemental agreements entered into among the Parties and Ithaca from time to time, and as acceded to by Loop pursuant to a deed of ratification and accession dated 1 December 2020; and

8.2.20	“Shares” means the Ordinary Shares.

9.	[Reserved]

10.	Release and Discharge

10.1            Subject to the Ithaca Closing and the Closing taking place and RJG and FWE providing the Confirmation, and notwithstanding the provisions of clause 13 of the Shareholders’ Agreement, the Remaining Party hereby, as of the date on which RJG and FWE provides the Confirmation (such date, the “Effective Date”), fully and finally releases and discharges RJG and FWE from the further observance and performance of the Shareholders’ Agreement and from any suits, disputes, actions, causes of action, claims for relief (in law or in equity), debts, liens, agreements, liabilities, claims, demands, of any nature whatsoever, known or unknown, which the Remaining Party had, now has or hereafter may have (whether jointly or severally) against the Sellers, arising out of or in connection with the subject-matter of the Shareholders’ Agreement (including, for the avoidance of doubt, any liability which has accrued to the Sellers or which is attributable to the period prior to the Effective Date in connection with the Shareholders Agreement).

10.2            Subject to Ithaca Closing and the Closing taking place and RJG and FWE providing the Confirmation, and notwithstanding the provisions of clause 13 of the Shareholders’ Agreement, each of RJG and FWE hereby, as of the Effective Date, fully and finally release and discharge the Remaining Party from the further observance and performance of the Shareholders’ Agreement and from any suits, disputes, actions, causes of action, claims for relief (in law or in equity), debts, liens, agreements, liabilities, claims, demands, of any nature whatsoever, known or unknown, which the Sellers had, now has or hereafter may have against the Remaining Party, arising out of or in connection with the subject-matter of the Shareholders’ Agreement (including, for the avoidance of doubt, any liability which has accrued to each of the Remaining Party or which is attributable to the period prior to the Effective Date in connection with the Shareholders Agreement).

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11.            Amendment of Shareholders’ Agreement

Subject to the Ithaca Closing and the Closing taking place and RJG and FWE providing the Confirmation, the Shareholders’ Agreement shall be varied and amended with effect from the Effective Date such that all references, obligations, rights and benefits in relation to RJG and FWE in the Shareholders’ Agreement shall, only insofar as they relate or refer to RJG and FWE, be extinguished and shall cease to have effect among the Parties.

12.            [Reserved]

13.            Execution of Instruments

The Parties shall execute any and all instruments and documents and perform any and all such further acts and things as may be necessary or desirable so that full effect may be given to the provisions of this Supplemental Agreement.

14.	Miscellaneous

14.1            This Supplemental Agreement shall be governed by and construed in accordance with the laws of Singapore.

14.2            This Supplemental Agreement and the Shareholders' Agreement shall always be read in conjunction with each other and together contain the whole agreement among the Parties relating to the subject matter of the Shareholders' Agreement and Supplemental Agreement as at the date hereof.

14.3            Except to the extent expressly set out in the provisions of this Supplemental Agreement, the terms and conditions of the Shareholders’ Agreement remain and shall continue in full force and effect. The Shareholders’ Agreement and the relevant provisions of this Supplemental Agreement shall be read and construed as one document and this Supplemental Agreement shall, where applicable, be considered to be part of the Shareholders’ Agreement.

14.4            In the event of a conflict between the provision(s) of this Supplemental Agreement and the provision(s) of the Shareholders' Agreement, the provision(s) of this Supplemental Agreement shall prevail.

14.5            A person who is not a party to this Supplemental Agreement has no right under the Contracts (Rights of Third Parties) Act, Chapter 53B of Singapore to enforce any term of, or enjoy any benefit under, this Supplemental Agreement.

14.6            Each Party shall bear all legal and other professional costs and expenses incurred by it in the preparation, negotiation, finalisation and execution of this Supplemental Agreement.

14.7            Each Party confirms that they have been given the opportunity to review and consider this Supplemental Agreement (including the opportunity to seek independent legal advice in relation to and/or in connection with all the matters provided for in this Supplemental Agreement), and agree, having considered the terms of this Supplemental Agreement and the Shareholders' Agreement as a whole, that the terms of this Supplemental Agreement are fair and reasonable.

14.8            This Supplemental Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Supplemental Agreement by signing any such counterpart.

5

In witness whereof this Supplemental Agreement has been entered into as a Deed on the date stated at the beginning.

RJG

SIGNED, SEALED and DELIVERED by

Robert John Graham

in the presence of:

Witness’ signature:
Name:
Address:

FWE

THE COMMON SEAL of

Far West Entertainment HK Limited

was hereunto affixed in the presence of:

Director

Director/Secretary

Loop

SIGNED SEALED and DELIVERED by

as attorney for and on behalf of

Loop Media, Inc.

in the presence of:

Witness’ signature
Name:
Address:

The Company

THE COMMON SEAL of

EON Media Group Pte. Ltd.

was hereunto affixed in the presence of:

Director

Director/Secretary